FREE WRITING PROSPECTUS Dated August 2, 2018	Filed Pursuant to Rule 433 Registration No. 333-206413 Registration No. 333-206413-01

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free at 1-888-603-5847.

Ally Master Owner Trust

Issuing Entity (CIK 0001499357)

Class A Floating Rate Asset Backed Notes, Series 2018-3

Ally Wholesale Enterprises LLC Depositor (CIK 0001492632)

Ally Bank Sponsor (CIK 0001601846)

Ally Financial Inc. Servicer (CIK 0000040729)

The depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus dated August 2, 2018 (the “Preliminary Prospectus”), which describes the Series 2018-3 Class A notes to be issued by the issuing entity. You should review the Preliminary Prospectus in its entirety before deciding to purchase any of the Series 2018-3 Class A notes. This free writing prospectus is the “Ratings Free Writing Prospectus” referred to in the Series 2018-3 Indenture Supplement and the Underwriting Agreement (as defined in the Preliminary Prospectus). Other than as set forth under the heading “Series 2018-3 Indenture Supplement” and unless the context indicates otherwise, capitalized terms in this Free Writing Prospectus that are not otherwise defined herein have the meanings given to them in the Preliminary Prospectus.

Ratings

We will not issue the Series 2018-3 Class A notes unless the Series 2018-3 Class A notes are rated in the highest rating category for long-term obligations (AAAsf/AAA(sf)) by Fitch Ratings, Inc. and S&P Global Ratings.

Back-up Servicer

As described under “The Back-Up Servicer” in the Preliminary Prospectus, the servicer may terminate the back-up servicer if, among other things, the back-up servicer ceases to have a specified long-term, unsecured debt rating from designated rating agencies. That specified rating is at least “BBB-” from S&P Global Ratings or “Baa3” from Moody’s Investors Service, Inc.

Series 2018-3 Indenture Supplement

Solely for purposes of the Series 2018-3 Indenture Supplement, the following terms have the meanings set forth below.

“Consent Rating Agencies” means none.

“Notice Rating Agencies” means Fitch Ratings, Inc. and S&P Global Ratings.

“Rating Agencies” means each of the Consent Rating Agencies and the Notice Rating Agencies.

Underwriters for the Series 2018-3 Class A Notes:

Barclays	Deutsche Bank Securities	J.P. Morgan